Exhibit 10.13.1
EXECUTION COPY

INVESTMENT NUMBER 11740
Loan Agreement
between
AGUAS DE PANAMA S.A.
and
INTERNATIONAL FINANCE CORPORATION
Dated April 11, 2003

TABLE OF CONTENTS

Article/Section Item	Page No.
ARTICLE I
Definitions and Interpretation	1

Section 1.01. General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:	1
Section 1.02. Financial Definitions	13
Section 1.03. Financial Calculations	17
Section 1.04. Interpretation	17
Section 1.05. Business Day Adjustment	18

ARTICLE II The Project, Project Cost and Financial Plan	18

Section 2.01. The Project	18
Section 2.02. Project Cost and Financial Plan.* (a) The total cost of the Project is the equivalent of twenty five million Dollars ($25,000,000) as follows:	18

ARTICLE III The Loan	19

Section 3.01. The Loan	19
Section 3.02. Disbursement Procedure	19
Section 3.03. Interest	19
Section 3.04. Change in Interest Period	20
Section 3.05. Default Rate Interest	21
Section 3.06. Repayment	21
Section 3.07. Prepayment	22
Section 3.08. Fees	23
Section 3.09. Currency and Place of Payments	24
Section 3.10. Allocation of Partial Payments	24
Section 3.11. Increased Costs	24
Section 3.12. Unwinding Costs	25
Section 3.13. Suspension or Cancellation by IFC	25
Section 3.14. Cancellation by the Borrower	25
Section 3.15. Taxes	26
Section 3.16. Expenses	26
Section 3.17. Illegality of Participation	27

ARTICLE IV Representations and Warranties	28

Section 4.01. Representations and Warranties	28
Section 4.02. IFC Reliance	30

ARTICLE V Conditions of Disbursement	31

Section 5.01. Conditions of the Disbursement	31

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TABLE OF CONTENTS
(continued)

-ii-

BORROWER/PROJECT AUTHORIZATIONS	71

ANNEX B	73
INSURANCE REQUIREMENTS	73

SCHEDULE I	74
FROM OF CERTFICATE OF INCUMBENCY AND AUTHORITY	74

SCHEDULE 2	76
FROM OF REQUEST FOR DISBURSEMENT	76

SCHEDULE 3	80
FROM OF LOAN DISBURSEMENT RECEIPT	80

SCHEDULE 4	81
FROM OF SERCICE OF PROCESS LETTER	81

SCHEDULE 5	83
[INTENTIONALLY OMMITED]	83

SCHEDULE 6	84
FROM OF LETTER TO BORROWER’S DISTRIBUTTION OF DIVIDENDS	84

SCHEDULE 7	86
FROM OF BORROWER’S CERTIFICATION ON DISTRIBUTION DIVIDENDS	86

SCHEDULE 8	88
INFORMATION TO BE INCLUDED IN QUARTERLY PROGRESS REPORT RE: OPERATION OF THE PLANT	88

SCHEDULE 9	90
INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS	90

- iii -

LOAN AGREEMENT
     AGREEMENT, dated April 11, 2003, between:
(1)	AGUAS DE PANAMA S.A., a socieclad anónima organized and existing under the laws of the Republic of Panama (the “Borrower”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Panamá (“IFC”).
ARTICLE I
Definitions and Interpretation
     Section 1.01. General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“A Loan”	the loan specified in Section 3.01(a) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“A Loan Disbursement”	the disbursement of the A Loan;

“A Loan Interest Rate”	for any Interest Period, the rate at which interest is payable on the A Loan during that Interest Period, determined in accordance with Section 3.03 (Interest) and, if applicable, Section 3.04 (Change in Interest Period);

“Accounting Principles”	International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards (“IAS”) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

“Affiliate”	any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of twenty-five per cent (25.0%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“ANAM”	the Autoridad Nacional del Ambiente, an autonomous entity of the Government of the Republic of Panamá;

“ASSA”	ASSA COMPAÑÍA DE SEGUROS, S.A., an insurance company duly licensed pursuant to the laws of Panamá;

“ASSA Subordination Agreement”	the agreement to be entered into by the Borrower, ASSA and IFC pursuant to which, inter alia, ASSA (i) consents to the terms and conditions and the execution of the transactions contemplated by the Transaction Documents, and more specifically, the Loan, the Mortgage, the Share Pledge Agreement and the Security Account Agreement, (ii) consents to the Borrower’s subrogation in favor of IFC of every insurance policy on the Borrower’s assets, (iii) acknowledges and agrees that any and all payments owed to it at any time by the Borrower (if any) shall be subordinated to any and all payments owed by the Borrower to IFC under this Agreement and the other Transaction Documents and (iv) irrevocably waives the rights it has pursuant to the performance or payment bonds to take over the Concession Contract if and when payments under any performance or payment bond are made by it.

“Assignment and Security Agreement”	the agreement to be entered into by the Borrower and IFC pursuant to which, inter alia, the Borrower collaterally assigns in favor of IFC all of its rights under the Turnkey Construction Contract, the Equipment Supply Contract and the Operation and Maintenance Contract

“Auditors”	KPMG or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 6.01 (d) (Affirmative Covenants);

“Authority”	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative”	any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

“B Loan”	the loan specified in Section 3.01(b) (The Loan) or, as the context requires, its principal amount from time to time outstanding;

“B Loan Disbursement”	Any disbursement of the B Loan;

“B Loan Interest Rate”	for any Interest Period, the rate at which interest is payable on the B Loan during that Interest Period, determined in accordance with Section 3.03 (Interest) and, if applicable, Section 3.04 (Change in Interest Period);

“BIL”	Biwater International Limited, a company organized and existing under the laws of England;

“BIL Consent”	the agreement to be entered into by the Borrower, BIL and IFC pursuant to which, inter alia, BIL consents to the collateral assignment to IFC by the Borrower of its rights under the Turnkey Construction Contract and the Operation and Maintenance Contract;

“BIL’s Charter”	with respect to BIL, the memorandum and articles of association, statutes or other constitutive document howsoever called;

“Borrower’s Charter”	with respect to the Borrower, the memorandum and articles of association, statutes, Estatutos or other constitutive document howsoever called;

“BPL”	Biwater Projects Limited, a company organized and existing under the laws of England;

“BPL Consent”	the agreement to be entered into by the Borrower, BPL and IFC pursuant to which, inter alia, BPL consents to the collateral assignment to IFC by the Borrower of its rights under the Equipment Supply Contract;

“BSL”	Biwater Supply Limited, a company organized and existing under the laws of England;

“BSL’s Charter”	with respect to BSL, the memorandum and articles of association, statutes or other constitutive document howsoever called;

“Business Day”	a day when hanks are open for business in New York, New York or, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 3.03(d)(ii) (Interest), London, England;

“Certificate of Incumbency and Authority”	a certificate provided to IFC by the Borrower in the form of Schedule 1;

“Concession Contract”	the Concession Contract dated April 2, 1998 amended by Addendum No. 1 dated August 12, 1999 and by the Second Addendum to the Concession Contract dated September 16, 2002 between IDAAN and the Borrower, as well as any other documents referred to therein, including annexes, schedules and any amendatory agreements executed thereafter;

“Country”	Republic of Panamá;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to, currencies or commodity prices, other than Permitted Hedging Transactions;

“Disbursement”	the A Loan Disbursement or the B Loan Disbursement or both, as the context requires;

“Dollars” and “$”	the lawful currency of the United States of America;

“Environmental, Health and Safety Guidelines”	World Bank General Environmental Guidelines dated July 1, 1998 and IFC General Health and Safety Guidelines, a copy of each of which has been delivered to, and receipt of which has been acknowledged by, the Borrower by letter dated November 5, 2002 and incorporated herein by reference;

“Environmental and Social Policies”	Policy on Involuntary Resettlement (OP 4.30), dated June 1990, Policy on Environmental Assessment (OP 4.01), dated October 1998 and IFC Policy Statement on Forced Labor and Harmful Child Labor, dated March 1998 a copy of each of which has been delivered to, and receipt of which has been acknowledged by, the Borrower by letter dated November 5, 2002 and incorporated herein by reference;

“Equipment Supply Contract”	the Agreement for the Supply of Offshore Mechanical and Electrical Equipment for the Drinking Water System to Supply Water to the Area of La Chorrera, Arraijan and Capira dated

November 26, 1999 between the Borrower and BPL;

“Event of Default”	any one of the events specified in Section 7.02 (Events of Default);

“Financial Plan”	the proposed sources of financing for the Project set out in Section 2.02 (b) (Project Cost and Financial Plan);

“Financial Year”	the accounting year of the Borrower commencing each year on January 1st and ending on the following December 31st, or such other period as the Borrower, with IFC’s consent, from time to time designates as its accounting year;

“Guarantee and Share Retention Agreement”	the agreement entitled “Guarantee and Share Retention Agreement” dated as of the date of this Agreement between the Guarantor and IFC;

“Guarantee Trust”	the guarantee trust created pursuant to the agreement entitled the “Contrato de Fideicomiso – Segundo Fideicomiso de Garantiá como Instrumento Eficaz para el Cumplimiento de Obligación” dated September 16, 2002 between IDAAN, Caja de Ahorros, and the Borrower;

“Guarantor”	Biwater Plc, a company organized and existing under the laws of England;

“Guarantor’s Charter”	with respect to the Guarantor, the memorandum and articles of association, statutes or other constitutive document howsoever called;

“IDAAN”	Instituto de Acueductos y Alcantarillados Nacionales, an autonomous institution of the Republic of Panama created by Law No. 98 of December 29, 1961, which was derogated and replaced by Law No. 77 of December 28, 2001;

“IDAAN Consent”	the agreement to be entered into between the Borrower, IDAAN, the Republic of Panamá and IFC pursuant to which, inter alia, IDAAN and the Republic of Panamá consent to the creation of a security interest in favor of IFC by the Borrower over its rights under the Concession Contract;

“IFC Security”	the security created by or pursuant to the Security Documents to secure all amounts owing by the Borrower to IFC under this Agreement;

“Indemnity Agreement”	the agreement to be entered into by the Guarantor and BSL in favor of IFC pursuant to which, inter alia, the Guarantor and BSL agree to fully indemnify IFC, its directors, officers, agents, employees, successors and assigns, from and against any all losses, expenses, obligations, damages, injuries, liabilities, claims, demands, penalties, interests, causes of action, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel for any such indemnified party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such indemnified party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by any indemnified party directly or indirectly as a result of, or arising out of, or in any way related to or by reason of, the Borrower being in breach of any of Section 4.01(1) (Representation and Warranties) and Section 6.01(m) (Affirmative Covenants);

“Increased Costs”	the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any Participant in connection with the making or maintaining of the Loan or its Participation that result from:

(i) any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii) compliance with any request from, or requirement of, any central bank or other monetary or other Authority; which, in either case, after the date of this Agreement:

(A)  imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or that Participant;

(B)  imposes a cost on IFC as a result of IFC having made the Loan or on that Participant as a result of that Participant having acquired its Participation or reduces the rate of return on the overall capital of IFC or that Participant than it would have achieved, had IFC not made the Loan or that Participant not acquired its Participation, as the case may be;

(C) changes the basis of taxation on payments received by IFC in respect of the Loan or by that Participant with respect to its Participation (otherwise than by a change in taxation of the overall net income of IFC or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(D)  imposes on IFC or that Participant any other condition regarding the making or maintaining of the Loan or its Participation,

but excluding any incremental costs of making or maintaining a Participation that are a direct result of that Participant having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that permanent office or establishment acquires that Participation;

“Increased Costs Certificate”	a certificate provided from time to time by IFC (based on a certificate to IFC from any Participant, if Increased Costs affect its Participation), certifying:

(i) the circumstances giving rise to the Increased Costs;

(ii) that the costs of IFC or, as the case may be, that Participant, have increased or the rate of return of either of them has been reduced;

(iii) that, IFC or, as the case may be, that Participant, has, in its opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv) the amount of Increased Costs;

“Interest Determination Date”	except as otherwise provided in Section 3.03 (d) (ii) (Interest) the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”	April 15 or October 15 in any year or, in the case of any Interest Period of less than six (6) months, any day which is the 15th day of the month in which the relevant Interest Period ends;

“Interest Period”	each period of six (6) months or, in the circumstances referred to in Section 3.04 (Change in Interest Period), each period of three (3) months or one (1) month determined pursuant to that Section, in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of the first period applicable to the Disbursement when it means the period beginning on the date on which the Disbursement is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”	(i) with respect to the A Loan, the A Loan Interest Rate, or (ii) with respect to the B Loan, the B Loan Interest Rate, as the context requires;

“Irrevocable Letter of Instruction for Payment”	the Irrevocable Letter of Instruction for Payment by IDAAN to Banco Nacional de Panamá dated September 16, 2002;

“LIBOR”	the British Bankers’ Association (“BBA”) interbank offered rates for deposits in the Loan Currency which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in the Loan Currency, “LIBOR” shall mean the rate determined pursuant to Section 3.03 (d) (Interest);

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan”	collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time;

“Loan Currency”	Dollars;

“Material Adverse Effect”	a material adverse effect on:

(i) the Borrower, the Guarantor, BSL or BIL, their assets or properties;

(ii) the Borrower’s, the Guarantor’s or BSL’s business prospects or financial condition;

(iii) the implementation of the Project, the Financial Plan or the carrying on of the Borrower’s, the Guarantor’s or BSL’s business or operations; or

(iv) the ability of the Borrower, the Guarantor, BSL or BIL to comply with their respective obligations under this Agreement or any other Transaction Document or Project Document;

“Mortgage”	the agreement to be entered into by the Borrower and IFC pursuant to which, inter alia, the Borrower grants in favor of IFC a first ranking mortgage on the Concession Contract and the Plant.

“Official”	any officer of a political party or candidate for political office in the Country or any officer or employee (i) of the Government (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or (ii) of a public international organization;

“Operating License”	the Operating License dated September 16, 2002 between IDAAN and the Borrower;

“Operation and Maintenance Contract”	the Operation and Maintenance Contract dated July 6, 2000 between the Borrower and BIL;

“Participant”	any Person who acquires a Participation;

“Participation”	the interest of any Participant in the B Loan, or as the context requires, in the B Loan Disbursement;

“Participation Agreement”	any of the agreements entitled “Participation Agreement” between IFC and the Participant(s) pursuant to which the Participant(s) acquires a Participation;

“Payment Trust”	the payment trust created pursuant to the agreement entitled “Contrato de Fideicomiso — Primer Fideicomiso de Garantia como Instrumento o Mecanismo Eficaz de Pago” dated September 16, 2002 between IDAAN, Caja de Ahorros and the Borrower;

“Permitted Hedging Counterparty”	any financial institution whose long-term unsecured indebtedness is rated AA+ or better by Standard & Poor’s or Aa1 or better by Moody’s;

“Permitted Hedging Transaction”	any interest rate swap transaction, interest “cap” or “collar” transaction or other interest rate hedging transaction entered into by the Borrower with a Permitted Hedging Counterparty

“Person”	exclusively for the purpose of hedging interest rates;

any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Plant”	the bulk water treatment plant described in Section 2.01 (The Project);

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prohibited Payments”	any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Borrower or any Affiliate knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower, its Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC’s reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

“Project”	the project described in Section 2.01 (The Project);

“Project Documents”	(i) the Borrower’s Charter;

(ii) BSL’s Charter,

(iii) BIL’s Charter

(iv) the Guarantor’s Charter;

(v) the Concession Contract;

(vi) the agreement creating the Guarantee Trust;

(vii) the agreement creating the Payment Trust;

(viii) the Irrevocable Letter of Instruction for Payment;

(ix) the Operating License;

(x) the Raw Water Abstraction Contract;

(xi) the Turnkey Construction Contract

(xii) the Equipment Supply Contract; and

(xiii) the Operation and Maintenance Contract;

“Raw Water Abstraction Contract”	Contract No. 17-99 of April 26, 1999 between ANAM and the Borrower;

“Relevant Spread”	(i) with respect to the A Loan, four per cent (4%) per annum, and (ii) with respect to the B Loan, three and three quarters of one per cent (3.75%) per annum;

“Security Account”	the Borrower’s account located at HSBC Bank USA in Panama, or such other bank as may be agreed from time to time by IFC, into which Caja de Ahorros shall deposit all funds to be transferred to the Borrower from the Payment Trust;

“Security Account Agreement”	the agreement to be entered into by the Borrower and IFC which provides, inter alia, for the creation of the Security Account and a pledge of the Borrower’s interest therein to IFC (this agreement is referred to in Spanish as the Contraro de Prenda Mercantil Sobre Cuenta Bancaria y Cesion de Derechos de Pago);

“Security Documents”	the documents providing for the IFC Security consisting of:

(i)  (x) the assignment of each of the Turnkey Construction Contract, the Equipment Supply Contract and the Operation and Maintenance Contract pursuant to the terms of the Assignment and Security Agreement and (y) the hypothecation of the Concession Contract pursuant to the terms of the Mortgage;

(ii) the first ranking pledge in favor of IFC of the Borrower’s share capital held by BSL pursuant to the terms of the Share Pledge Agreement;

(iii) conditional assignment of the right to receive payments under the Payment Trust and the Guarantee Trust and a first ranking lien on the deposits made into the Security Account pursuant to the terms of the Security Account Agreement;

(iv) a first ranking mortgage on the Plant pursuant to the terms of the Mortgage;

(v)  an assignment in favor of IFC of proceeds on every performance or payment bond and on every insurance policy on the Borrower’s assets by naming IFC as an additional named insured and as loss payee in accordance with the terms hereof;

(vi) the consents to the assignments described in paragraph (i) above pursuant to the IDAAN Consent, the BIL Consent and the BPL Consent; and

(vii) the ASSA Subordination Agreement;

“Share Pledge Agreement”	the agreement to be entered into by BSL, the Borrower and IFC pursuant to which, inter alto, BSL grants a first ranking pledge in favor of IFC of the Borrower’s share capital held by BSL;

“Subsidiary”	with respect to any Person, any entity:

(i) over 50% of whose capital is owned, directly or indirectly, by that Person;

(ii) for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(iii) which is otherwise effectively controlled by that Person;

“Taxes”	Any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction Documents”	(i) this Agreement;

(ii) the Guarantee and Share Retention Agreement;

(iii) the Indemnity Agreement;

(iv) the Participation Agreement(s); and

(v) the Security Documents;

“Turnkey Construction	The Firm Price Turnkey Design and Construction Agreement

Contract”	dated November 26, 1999 between the Borrower and BIL; and

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.
     Section 1.02. Financial Definitions. (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

“Current Assets”	the aggregate of the Borrower’s cash, marketable securities, trade, services to be invoiced, credit to users and other receivables realizable within one year and other prepaid expenses and inventories which are to be charged to income within one year;

“Current Liabilities”	the aggregate of all liabilities of the Borrower falling due on demand or within one year (including the portion of Long-term Debt falling due within one year);

“Current Ratio”	the result obtained by dividing Current Assets by Current Liabilities;

“Debt”	the aggregate of all obligations (whether actual or contingent) of the Borrower to pay or repay money including, without limitation:

(i) all Indebtedness for Borrowed Money;

(ii) the aggregate amount then outstanding of all liabilities of any party to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them;

(iii) all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

(iv) all liabilities of the Borrower (actual or contingent) under the Borrower’s Charter, any resolution of its shareholders, or any agreement or other document binding on the Borrower to redeem any of its shares;

“Indebtedness for Borrowed Money”	all obligations of the Borrower to repay money including, without limitation, with respect to:

(i) borrowed money;

(ii) the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

(iii) any credit to the Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

(iv)  non-contingent obligations of the Borrower to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the ordinary course of business and included in Current Liabilities);

(v)  amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

(vi)  the amount of the Borrower’s obligations pursuant to Derivative Transactions and Permitted Hedging Transactions which consist of swap, collar and cap agreements entered into in connection with other Debt of the Borrower, provided that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Debt will be included in Indebtedness for Borrowed Money pursuant to the terms of the relevant Derivative Transaction or Permitted Hedging Transaction and not the terms of the agreement providing for that Debt when it was incurred; and

(vii) any premium payable on a redemption or replacement of any of the foregoing obligations;

“Long-term Debt”	that part of the Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

“Long-term Debt Service Coverage Ratio”	the ratio obtained by dividing:

(i)  the aggregate, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) net income appearing in the audited financial statements for that Financial Year, after deduction of taxes payable on that net income (whether or not actually paid), (B) Non-Cash Items and (C) the amount of all payments that were due during that Financial Year (whether or not actually paid) on account of interest and other charges on Long-term Debt ;

by

(ii)  the aggregate amount, for the Financial Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) all scheduled payments falling due on account of principal, interest and other charges on Long-term Debt (whether or not actually paid) and (B) without double counting with respect to any payment already counted in the preceding sub-paragraph (A), any payment required to be made to any debt service account under the terms of any agreement providing for the Long-term Debt;

where, for the purposes of clause (ii) above, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

“Non-Cash Items”	for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating net income during that period, including, without limitation, depreciation, amortization, deferred taxes, provisions for severance pay of staff and workers, and credits resulting from revaluation of the assets’ book value;

“Projected Long-term Debt Service Coverage Ratio”	the ratio obtained by dividing:

(i) the aggregate, for the next four consecutive fiscal quarters from the date of calculation, of (A) projected net income after deduction of taxes payable on that net income (whether or not actually paid), provided, that the projected net income for the relevant period shall be based solely on the contractually-agreed minimum take-or-pay levels set forth in the Concession Contract, (B) Non-Cash Items for such period and (C) the amount of all payments that are due during that period (whether or not actually paid) on account of interest and other charges on Long-term Debt ;

by

(ii)  the aggregate amount, for the same period of calculation, of (A) all scheduled payments falling due on account of principal, interest and other charges on Long-term Debt (whether or not actually paid) and (B) without double counting with respect to any payment already counted in the preceding sub-paragraph (A), any payment required to be made to any debt service account under the terms of any agreement providing for the Long-term Debt;

where, for the purposes of clause (ii) above, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation;

“Shareholders’ Equity”	the aggregate of:

(i) the amount paid up or credited as paid up on the share capital of the Borrower; and

(ii)  the amount standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

after deducting from that aggregate (A) any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets;

“Short-term Debt”	all Debt other than Long-term Debt;

“Total Debt to Equity Ratio”	the result obtained by dividing (as of the relevant calculation date) all Debt by Shareholders’ Equity.
     Section 1.03. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 6.03 (a) (Reporting Requirements).
     (b) Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Financial Year then, at IFC’s option, those calculations may instead be made from the audited financial statements for the relevant Financial Year.
     (c) If any material adverse change in the financial condition of the Borrower has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.
     (d) If a financial calculation is to be made under or for the purposes of this Agreement or any other Transaction Document on a Consolidated Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be consolidated with the accounts of the Borrower plus or minus the consolidation adjustments customarily applied to avoid double counting of transactions among any of those entities, including the Borrower.
     Section 1.04. Interpretation. In this Agreement, unless the context otherwise requires:
     (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;
     (b) words importing the singular include the plural and vice versa;
     (c) an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental authority or agency;
     (d) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;
     (e) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and
     (f) a reference to a party to any document includes that party’s successors and permitted assigns.

     Section 1.05. Business Day Adjustment. When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.
ARTICLE II
The Project, Project Cost and Financial Plan
     Section 2.01. The Project. The project to be financed consists of the refinancing of the shareholder bridge financing used by the Borrower to design, construct and operate the Laguna Alta bulk water treatment plant, as an integrated whole and including all components thereof and all related facilities, including, without limitation, the plant intake, the raw water pumping station, the water treatment facility, and the pipelines connecting the intake, the pumping station, the water treatment facility and the point of delivery of the water to IDAAN, and any other property that may be incorporated or installed in or attached to or otherwise become a part of such plant or related facilities (the “Plant”) to provide potable water to the areas of Arraijan, Chorrera and Capira in the Country under the Concession Contract.
     Section 2.02. Project Cost and Financial Plan.* (a) The total cost of the Project is the equivalent of twenty five million Dollars ($25,000,000) as follows:

Project	$ millions	Percent
Equipment	12.9	51.6
Engineering & Design	1.5	6.1
Land Purchase	0.1	0.5
Civil Works & Installation	8.6	34.2
M&E Installation	0.9	3.7
Project Development & Insurance	1.0	3.9
Total Project Cost	25.0	100%

*	For purposes of this Section, an exchange rate of 1 Panama Balboa $1 has been assumed.
     (b) The proposed sources of refinancing for the Project are as follows:

Financial Plan	$ millions	Percent
Loan
IFC A Loan	6.0	24.0
IFC B Loan	9.0	36.0
Total Debt	15.0	60.0
Equity
BSL’s Equity	10.0	40.0
Total Financial Plan	25.0	100%

ARTICLE III
The Loan
     Section 3.01. The Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the Loan consisting of:
     (a) the A Loan, being six million Dollars ($6,000,000); and
     (b) the B Loan, being nine million Dollars ($9,000,000).
     Section 3.02. Disbursement Procedure. (a) The Borrower may request the Disbursement by delivering to IFC, at least ten (10) Business Days prior to the proposed date of Disbursement, a Disbursement request substantially in the form of Schedule 2 and a receipt substantially in the form of Schedule 3.
     (b) The Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, or any other place acceptable to IFC, all as specified by the Borrower in the Disbursement request.
     (c) There shall be one Disbursement in an amount of not less than fifteen million Dollars ($15,000,000).
     Section 3.03. Interest. Subject to the provisions of Section 3.05 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with this Section 3.03:
     (a) During each Interest Period, the Loan (or, with respect to the first Interest Period for the Disbursement, the amount of the Disbursement) shall bear interest at the applicable Interest Rate for that Interest Period.
     (b) Interest on each of the A Loan and the B Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided that if the Disbursement is made less than fifteen (15) days before an Interest Payment Date, interest on the Disbursement shall be payable commencing on the second Interest Payment Date following the date of the Disbursement.
     (c) Subject to Section 3.04 (Change in Interest Period), the A Loan Interest Rate and the 13 Loan Interest Rate for any Interest Period shall be the rate which is the sum of:
(i)	the Relevant Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for the Disbursement, for one (I) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

     (d) If, for any Interest Period, IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:
(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 3.03 (c) (ii), by any four (4) major banks active in the Loan Currency in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)	if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in the Loan Currency and otherwise in accordance with Section 3.03 (c) (ii), by a major bank or banks in New York, New York selected by IFC.
     (e) On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate and the B Loan Interest Rate applicable to that interest Period and promptly notify the Borrower of those rates.
     (f) The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).
     Section 3.04. Change in Interest Period. Without prejudice to the provisions of Section 3.05 (Default Rate Interest), if at any time the Borrower fails to pay any amount of principal of, or interest on, the Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:
     (a) IFC may elect that the duration of the Interest Period commencing on that Interest Payment Date and, subject to Section 3.04 (c), any subsequent Interest Period shall be either three (3) months or one (1) month and shall notify the Borrower of that election in the notice referred to in Section 3.03 (e) (Interest);
     (b) the Interest Rates applicable to any Interest Period which is three (3) months or one (1) month shall be determined in accordance with Section 3.03 (Interest) in all respects, except that any reference in Section 3.03 (c) (ii) to six (6) months shall be deemed to be a reference to three (3) months or, as the case may be, one (1) month; and
     (c) unless an Event of Default or Potential Event of Default has occurred and is continuing, IFC shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date which is April l5th or October 15th falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrower of that reinstatement in the notice referred to in Section 3.03 (e) (Interest).
     Section 3.05. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 3.08 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2.0%) per annum and the A Loan Interest Rate (with respect to amounts relating to the A Loan) or two per cent (2.0%) per annum and the B Loan Interest Rate (with respect to amounts relating to the B Loan) in effect from time to time;
     (b) Interest at the rate referred to in Section 3.05 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.
     Section 3.06. Repayment. (a) The Borrower shall repay the A Loan on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due
October 15, 2003	$360,000
April 15, 2004	$180,000
October 15, 2004	$180,000
April 15, 2005	$240,000
October 15, 2005	$240,000
April 15, 2006	$300,000
October 15, 2006	$300,000
April 15, 2007	$300,000
October 15, 2007	$300,000
April 15, 2008	$360,000
October 15, 2008	$360,000
April 15, 2009	$360,000
October 15, 2009	$360,000
April 15, 2010	$360,000
October 15, 2010	$360,000
April 15, 2011	$360,000
October 15, 2011	$360,000
April 15, 2012	$360,000
October 15, 2012	$360,000
     (b) The Borrower shall repay the B Loan on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due
October 15, 2003	$675,000
April 15, 2004	$337,500
October 15, 2004	$337,500
April 15, 2005	$450,000
October 15, 2005	$450,000
April 15, 2006	$675,000
October 15, 2006	$675,000
April 15, 2007	5675,000
October 15, 2007	$675,000
April 15, 2008	$675,000
October 15, 2008	$675,000
April 15, 2009	$675,000
October 15, 2009	$675,000
April 15, 2010	$675,000
October 15, 2010	$675,000
     (c) The dates for repayment of principal of the Loan are intended to coincide with the Interest Payment Dates.
     (d) Upon the Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the tables in Section 3.06 (a) and Section 3.06 (b) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in those tables (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).
     Section 3.07. Prepayment. Subject to Section 3.12 (Unwinding Costs), Section 3.15 (Taxes), Section 3.17 (Illegality of Participation) and Section 6.04 (c) (Insurance):
     (a) the Borrower may prepay on any Interest Payment Date all or any part of the Loan, on not less than ninety (90) days’ prior notice to IFC, but only if:
(i)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loan to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 3.12 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is of an amount not less than one million Dollars ($1,000,000); and

(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.
     (b) Amounts of principal prepaid under this Section shall:

(i)	first be allocated by IFC pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

(ii)	then be applied by IFC to all the respective outstanding installments of principal of the A Loan and the B Loan in inverse order of maturity.
     (c) Upon delivery of a notice in accordance with Section 3.07 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.
     (d) Any principal amount of the Loan prepaid under this Agreement may not be re-borrowed.
     Section 3.08. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one-half of one per cent (.5%) per annum on that part of the Loan which from time to time has not been disbursed or canceled. The commitment fee shall:
(i)	begin to accrue,
(A)	with respect to the A Loan, on the date of this Agreement; and

(B)	with respect to the B Loan, for each Participation, on the date of the Participation Agreement evidencing that Participation;
(ii)	be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment to be due on October 15, 2003.
(b)	The Borrower shall also pay to IFC:
(i)	a front-end fee on the A Loan of sixty thousand Dollars (S60,000), to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediate, preceding the date of the A Loan Disbursement;

(ii)	a front-end fee on the B Loan of one per cent (1.00%) of the amount of each Participation, upon the earlier of (x) the date which is thirty (30) days after the date of the relevant Participation Agreement and (y) the date immediately preceding the B Loan Disbursement from the relevant Participation;

(iii)	a syndication fee of an amount agreed in the letter agreement dated on or about the date of this Agreement between the Borrower and IFC, to be paid on or before the date specified in that letter agreement;

(iv)	an annual B Loan administration fee of five thousand Dollars ($5,000) per Participant for each calendar year during which any portion of that

Participant’s Participation is committed or outstanding, whether that year is complete or not, to be paid in full in advance:
(A)	with respect to the first calendar year, within thirty (30) days after the date of the relevant Participation Agreement; and

(B)	with respect to each subsequent calendar year, on the first Interest Payment Date in that year.
     Section 3.09. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to the account of IFC at Northern Trust International Banking Corporation, New York, New York, U.S.A., ABA#026001122, for credit to IFC’s account number 10215220300, or at such other bank or account in New York as IFC from time to time designates. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time; and the Borrower hereby irrevocably agrees that IFC may deem any payment, or part thereof, relating to the B Loan that is received after that time as made on the next Business Day and accordingly interest will accrue on any Participant’s pro rata share of that payment with respect to which IFC is unable to make same day remittance to that Participant.
     (b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 3.09 (a).
     (c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 3.09 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 3.09 (a).
     (d) Notwithstanding the provisions of Section 3.09 (a) and Section 3.09 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.15 (a) (Taxes) and Section 3.16 (Expenses) in the currency in which they are payable, if other than the Loan Currency.
     Section 3.10. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.
     Section 3.11. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an

Increased Costs Certificate as being the aggregate Increased Costs of IFC and each Participant accrued and unpaid prior to that Interest Payment Date.
     Section 3.12. Unwinding Costs. (a) If IFC or any Participant incurs any cost, expense or loss as a result of the Borrower.
(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 3.02 (Disbursement Procedure), or to prepay in accordance with a notice of prepayment; or

(ii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date;
then the Borrower shall immediately pay to IFC the amount which IFC from time to time notifies to the Borrower as being the amount of those costs, expenses and losses incurred.
     (b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loan.
     Section 3.13. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to the Disbursement or cancel the undisbursed portion of the Loan in whole:
(i)	if the Disbursement has not been made by May 30, 2003, or such other date as the parties agree;

(ii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent; or

(iii)	if any event or condition has occurred which has or can reasonably be expected to have a Material Adverse Effect.
     (b) Upon the giving of any such notice, the right of the Borrower to the Disbursement shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.13 (a). Upon any cancellation the Borrower shall pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.
     (c) Any portion of the Loan that is canceled under this Section 3.13 may not be rehorrowed.
     Section 3.14. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).

     (b) IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.
     (c) Any portion of the Loan that is canceled under this Section 3.14 may not be reborrowed.
     Section 3.15. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes other than taxes, if any, payable on the overall income of IFC on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.
     (b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.
     (c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.
     (d) If Section 3.15 (c) applies and IFC so requests, the Borrower shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.
     (e) Section 3.15 (a) and Section 3.15 (b) do not apply to Taxes which directly result from a Participant (or, as the case may be, a participant with a comparable participation in the A Loan) having its principal office in the Country or having or maintaining a permanent office or establishment in the Country, if and to the extent that such permanent office or establishment acquires the relevant Participation (or a comparable participation in the A Loan).
     Section 3.16. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.
     (b) The Borrower shall pay to IFC or as IFC may direct:
(i)	the fees and expenses of IFC’s technical consultants incurred in connection with the investment by IFC provided for under this Agreement;

(ii)	the fees and expenses of IFC’s counsel in the Country, the United Kingdom and New York incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement; and

(F)	the occurrence of any Event of Default or Potential Event of Default; and
(iii)	in 2003 and in each calendar year thereafter upon receipt of a statement from IFC, the amount of five thousand Dollars ($5.000) on account of IFC’s expenses in carrying out its annual supervision review of the Borrower and the Project;

(iv)	the costs and expenses incurred by IFC relating to its syndication efforts and presentation of the Project to potential participants including, without limitation, the fee for using Intralinks in connection with the syndication of the Project in the amount of seven thousand Dollars ($7,000); and

(v)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees.
     Section 3.17. Illegality of Participation. If, after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for any Participant to continue to maintain or to fund its Participation:
     (a) the Borrower shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrower is the latest day permitted by the Relevant Change, prepay in full that part of the B Loan that IFC advises corresponds to that Participation;

     (b) concurrently with the prepayment of the part of the B Loan corresponding to the Participation affected by the Relevant Change, the Borrower shall pay all accrued interest, Increased Costs (if any) on that part of the B Loan (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 3.12 (Unwinding Costs));
     (c) the Borrower agrees to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 3.17 (a) if any such Authorization is then required; and
     (d) the Borrower shall have no further right to disbursement of the undishursed portion of the B Loan corresponding to that Participation after it has received IFC’s request for prepayment under this Section.
ARTICLE IV
Representations and Warranties
     Section 4.01. Representations and Warranties. The Borrower represents and warrants that:
     (a) the Borrower is a company duly incorporated and validly existing under the laws of the Country and has the corporate power — and has obtained all required Authorizations — to own its assets, conduct its business as presently conducted and to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document;
     (b) each Transaction Document to which the Borrower is a party has been, or will be, duly authorized and executed by the Borrower and constitutes, or will, when executed constitute, a valid and legally binding obligation of the Borrower, enforceable in accordance with its terms;
     (c) neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 5.01(e) (Conditions of the Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;
     (d) to the best of the Borrower’s knowledge, after due inquiry:
(i)	the Authorizations specified in Annex A are all the Authorizations (other than Authorizations that are of a routine nature and are obtained in the ordinary course of business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party;
(ii)	all Authorizations specified in Section (1) of Annex A have been obtained and are in full force and effect; and

(iii)	the Borrower has applied (or is making arrangements to apply) for all Authorizations specified in Section (2) of Annex A, and has no reason to believe that it will not obtain those Authorizations in a timely manner;
     (e) the Borrower’s Charter has not been amended since January 14, 2003;
     (f) neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;
     (g) the financial statements of the Borrower for the period ending on December 31, 2002:
(i)	have been prepared in accordance with the Accounting Principles, and present fairly the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower’s operations during the period then ended;

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);
     (h) since December 31, 2002, the Borrower:
(i)	has not suffered any change that has a Material Adverse Effect or incurred any substantial loss or liability;

(ii)	has not undertaken or agreed to undertake any substantial obligation;
     (i) the Information Memorandum dated February 2003 relating to the Borrower and the Project was and continues to be true and accurate (other than for projections and other forward-looking statements contained in that Information Memorandum which the Borrower believes to be reasonable) and does not contain any information which is misleading in any material respect nor does it omit any information the omission of which makes the information contained in it misleading m any material respect;
     (j) the Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

     (k) the Borrower has no outstanding Lien on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the IFC Security;
     (l) the Borrower has ownership of the Plant and the real estate over which any part of the Plant is located (except for land over which it has obtained duly created easements in its favor), has properly obtained and duly created all necessary easements and has the right to use any necessary rights of way for the Plant, except that the Borrower acknowledges that the easement contracts it currently has in place are not satisfactory to IFC and agrees to take the actions set forth in Section 6.01(m) (Affirmative Covenants);
     (m) all tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;
     (n) the Borrower is not engaged in nor, to the best of its knowledge, after due inquiry, threatened by, any litigation, arbitration or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect;
     (o) to the best of its knowledge and belief, after due inquiry, the Borrower is not in violation of arty statute or regulation of any Authority;
     (p) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;
(q)
(i)        to the best of its knowledge and belief, after due inquiry, the Borrower is not in violation of any of the Environmental, Health and Safety Guidelines or of the Environmental and Social Policies, and

(ii)	the Borrower has not received nor is aware of any complaint, order, directive, claim, citation or notice from any Authority with respect to any matter of the Borrower’s compliance with the relevant environmental, health and safety laws and regulations in effect in the Country such as, without limitation, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes;
     (r) neither the Borrower, nor any Affiliates, nor any Person acting on its or their behalf, has made, with respect to the Project, the Plant or any transaction contemplated by this Agreement, any Prohibited Payment; and
     (s) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading.
     Section 4.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 4.01 with the intention of inducing IFC to enter into this Agreement (and the Participants to enter into the Participation Agreements) and that IFC enters into this Agreement (and the Participants will enter into the Participation Agreements) on the basis of, and in full reliance on, each of such representations and warranties.
ARTICLE V
Conditions of Disbursement
     Section 5.01. Conditions of the Disbursement. The obligation of IFC to make the Disbursement is subject to the fulfillment prior to or concurrently with the making of the Disbursement of the following conditions:
     (a) the following agreements, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements to which it is not a party:
(i)	each Transaction Document; and

(ii)	each Project Document;
     (b) IFC has entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the B Loan and those Participation Agreements are in full force and effect;
     (c) the Borrower has certified to IFC that no amendment has been made to the Borrower’s Charter since January 14, 2003, or if any such amendment was made, IFC has received a copy of the amended Borrower’s Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have or may not reasonably be expected to have a Material Adverse Effect;
     (d) the IFC Security has been duly created and perfected as first ranking security interests in all assets and rights subject to the Security Documents;
     (e) each of the Borrower, BSL and the Guarantor has obtained, and provided to IFC copies of, all Authorizations listed in Section (1) and Section (2) of Annex A, and such other Authorizations not listed in those Sections that may become necessary for:
(i)	the Loan;

(ii)	the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the Project and the implementation of the Financial Plan;

(iv)	the due execution, delivery, validity and enforceability of, and performance by the Borrower, BSL, BIL and the Guarantor of their respective obligations under, this Agreement and the other Transaction Documents and the Project Documents and any other documents necessary or desirable to the implementation of any of those agreements or documents; and
(v)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;
     and all those Authorizations are in full force and effect;
     (f) IFC has received a legal opinion (i) from IFC’s counsel in the Country and concurred in by counsel for the Borrower, (ii) from IFC’s counsel in England and concurred in by English counsel for the Borrower and (iii) from IFC’s counsel in New York in each case in form and substance satisfactory to IFC and covering such matters relating to the transactions contemplated by this Agreement and the other Transaction Documents as IFC may reasonably request;
     (g) IFC has received evidence from the Borrower’s that the Auditor’s have been appointed;
     (h) IFC has received a certification from the Auditors confirming that. as at a date not earlier than sixty (60) days prior to the date of Disbursement, the Borrower is in compliance with the provisions of Section 6.01 (c) (Affirmative Covenants) and containing a brief description of the systems and records in place;
     (i) IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex B, and a certification of the Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;
     (j) IFC has received the fees specified in Section 3.08 (Fees) required to be paid before the date of the Disbursement;
     (k) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 3.16 (b) (ii) or confirmation that those fees and expenses have been paid directly to that counsel;
     (l) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants);
     (m) IFC has received a Certificate of Incumbency and Authority;
     (n) the Borrower has delivered to IFC (x) evidence, substantially in the form of Schedule 4, of appointment by Borrower of an agent for service of process pursuant to Section 8.05(d) (Applicable Law and Jurisdiction) hereof and Section 7.03(d) (Applicable Law and Jurisdiction) of the Assignment and Security Agreement and (y) evidence substantially in the form of Schedule 2 to the Guarantee and Share Retention Agreement, of the appointment by

Guarantor and BSL of an agent for service of process pursuant to Section 6.03(b) (Jurisdiction and Enforcement) of the Guarantee and Share Retention Agreement;
     (o) IFC has received evidence that the Borrower has designed, constructed and continues to operate (or to cause BIL to operate), maintain and monitor all of its sites and the Plant in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines;
     (p) IFC has received a statement certified by an Authorized Representative and, in relation to the relevant portions of (i) below, by authorized representatives of the Guarantor, BIL and BSI, that:
(i)	there has been no final judgment, order or arbitral award rendered against the Borrower, the Guarantor, BIL or BSL or any of their respective properties that may have a Material Adverse Effect and that no litigation is currently pending that may have a Material Adverse Effect;

(ii)	the Borrower is in full compliance with the terms and conditions of the Concession Contract, applicable regulations of IDAAN and any other applicable regulations issued by a competent Authority and is expected to continue to be in full compliance therewith; and

(iii)	after giving effect to the Disbursement, the Borrower’s Short-term Debt does not exceed one million Dollars ($1,000,000), and certified by the Auditor’s should IFC so require;
     (q) no Event of Default and no Potential Event of Default has occurred and is continuing;
     (r) the proceeds of the Disbursement are, at the date of the request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within fifteen (15) days of that date;
     (s) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;
     (t) since the date of this Agreement the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 602 (Negative Covenants ));
     (u) the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of the Disbursement with the same effect as if those representations and warranties had been made on and as of the date of the Disbursement (but in the case of Section 4.01 (c) (Representations and Warranties), without the words in parentheses);

     (v) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (w) IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country, and concurred in by counsel for the Borrower, with respect to any matters relating to the Disbursement;
     (x) after giving effect to the Disbursement, none of the Borrower, BSL, BIL or the Guarantor would be in violation of:
(i)	the Borrower’s Charter (in the case of the Borrower), BSL’s Charter (in the case of BSL), BIL’s Charter (in the case of BIL) or the Guarantor’s Charter (in the case of the Guarantor);

(ii)	any provision contained in any document to which the Borrower, BSL, BIL or the Guarantor is a party (including this Agreement) or by which the Borrower, BSL, BIL or the Guarantor is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower, BSL, BIL or the Guarantor directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow or BSL’s ability to pledge shares or BIL’s ability to perform its obligations under any Transaction Document or Project Document to which it is a party or the Guarantor’s ability to guarantee the obligations of the Borrower;
and IFC shall have received certifications from an Authorized Representative and from authorized representatives of BSL. BIL and the Guarantor evidencing the portions of this subsection (x) relevant to each such Person;
     (y) (without limiting the generality of Section 5.01 (x)), after taking into account the amount of the Disbursement and any other Long-term Debt incurred by the Borrower and of any amounts of Shareholders’ Equity paid into the Borrower after the date of the latest financial statements of the Borrower due pursuant to Section 6.03 (a) (Reporting Requirements), the Projected Long-term Debt Service Coverage Ratio would not he less than 1.2; and
     (z) IFC has received a report from an independent surveyor acceptable to IFC, which report shall be in form and substance satisfactory to IFC, setting forth the independent surveyor’s findings and recommendations for the cure of any deficiencies discovered in connection with the independent surveyor’s verification of the property lines of the parcels of land over which the Plant is located and easements over which any part of the Plant is located, verification that the assets of the Borrower lie within those property lines and verification that all necessary easements and rights of way have been properly obtained and duly created by the Borrower, all such verifications and such report to be performed and prepared objectively for the benefit of IFC as set forth herein;

     Section 5.02. Borrower’s Certification. The Borrower shall deliver to IFC with respect to the request for Disbursement:
     (a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 5.01(o), (p)(i), (q) through and including (v), (x) and (y) (Conditions of the Disbursement) expressed to be effective as of the date of the Disbursement, and in the case of Section 5.01 (t), also certified by the Auditors if IFC so requires; and
     (b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of the Disbursement.
     Section 5.03. B Loan Conditions. Notwithstanding any other provision of this Agreement, IFC is not obliged to make.
     (a) the B Loan Disbursement, except to the extent that the Participants provide funds for the B Loan Disbursement under their Participations; and
     (b) any Disbursement except simultaneous disbursements of the entire amounts of the A Loan and the B Loan.
     Section 5.04. Conditions for IFC Benefit. The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.
ARTICLE VI
Particular Covenants
     Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:
     (a) carry out the Project, operate the Plant and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial, utility and business practices;
     (b) cause the financing specified in the Financial Plan to be applied exclusively to the Project;
     (c) maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and the results of its operations in conformity with the Accounting Principles;
     (d) maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower;
     (e) irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;
     (f) upon IFC’s request, such request to be made with reasonable prior notice to the Borrower, except if an Event of Default or Potential Event of Default is continuing or if special circumstances so require in which cases no such prior notice shall be required, permit representatives of IFC, during normal office hours, to:
(i)	visit the Plant site and any of the premises where the business of the Borrower is conducted;

(ii)	inspect all facilities, equipment and all other components comprised in the Plant;

(iii)	have access to the Borrower’s books of account and records; and

(iv)	have access to those employees and agents of the Borrower who have or may have knowledge of matters with respect to which IFC seeks information;
     (g) design, construct, operate, maintain and monitor all of its sites and the Plant;
(i)	in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines; and

(ii)	in compliance with applicable environmental, indigenous peoples, involuntary resettlement, cultural property protection, occupational health and safety requirements, and any child labor and forced labor laws, rules and regulations (including any international treaty obligations, if any) of the Government of the Country and the local authorities;
     (h) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security or for re-registering the IFC Security or otherwise to enable the Borrower to comply with its obligations under the Transaction Documents;
     (i) at all times act and remain in the full compliance with the Concession Contract, applicable regulations issued by IDAAN and any other applicable regulations issued by a competent Authority;
     (j) obtain, renew, maintain in force and comply with, and ensure that each of BSL, BIL and the Guarantor obtains renews, maintains in force and complies with, all Authorizations which are necessary for the A Loan, the B Loan, the Borrower’s, BSL’s, BIL’s and the Guarantor’s business and the compliance by the Borrower, BSL, BIL and the Guarantor with all its respective obligations under this Agreement and any other Transaction Document or Project Document to which it is a party;

     (k) maintain a Total Debt to Equity Ratio of not more than 1.2 and a Long-term Debt Service Coverage Ratio of not less than 1.2;
     (l) within fifteen (15) days of the Disbursement, deliver to IFC a certificate from the chief financial officer of the Borrower, and certified by the Auditors, evidencing that the proceeds of the Disbursement were applied to the Project as contemplated by this Agreement;
     (m) within twelve (12) months of the date of this Agreement, deliver to IFC satisfactory evidence that the Borrower has obtained and duly created all necessary easements and rights of way for the Plant, including, without limitation, (x) satisfactory evidence that the Borrower has re-entered into the existent easement contracts in the form of public deeds and otherwise in form and substance satisfactory to IFC and has taken all such further actions (including the registration of such public deeds) and executed all such further documents as IFC may at any time determine necessary to duly create all necessary easements and rights of way for the Plant, which evidence shall include the delivery to IFC of copies of the public deeds covering the easements as well any proof of registration thereof and of any other filing or act required by IFC, and (y) satisfactory evidence that the Borrower has cured all of the deficiencies (if any) set forth in the independent surveyor’s report to be delivered to IFC pursuant to Section 5.01(z) (Conditions of the Disbursement);
     Section 6.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:
     (a) declare or pay any dividend or make any distribution on its share capital (other than dividends or distributions payable in shares of the Borrower), or purchase, redeem or otherwise acquire any shares of the Borrower or any option over them unless the proposed payment or distribution is out of retained earnings and the Borrower, no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, certifies to IFC in writing, in the form attached as Schedule 7, that:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing; and

(ii)	after giving effect to any such action:
(A)	the Borrower’s aggregate Short-term Debt is less than one million dollars ($1,000,000);

(B)	the Total Debt to Equity Ratio will be less than 1.2; and

(C)	the Projected Long-term Debt Service Coverage Ratio for the four financial quarters following such distribution would not be less than 1.2.
provided always that:
(x)	the retained earnings out of which any of the payments or distributions referred to in this sub-section may be made should in no event include any amount resulting from the revaluation of any of the Borrower’s assets; and
(y)	the Borrower shall not make any payments or distributions of the type referred to in this sub-section if, after giving effect to it, the Borrower could not certify the matters referred to in Section 6.02 (a) (i) and (ii);
     (b) incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Borrower’s business or operations, unless those expenditures or commitments are incurred in the Borrower’s business judgment to maintain compliance with the Concession Contract and/or regulations issued or monitored by IDAAN, provided, that prior to incurring such expenditures to maintain such compliance, the Borrower shall consult with IFC about such expenditures;
     (c) incur, assume or permit to exist any Debt except:
(i)	the Loan;

(ii)	Short-term Debt incurred in the ordinary course of business which, when aggregated with contingent liabilities arising from the discounting of trade receivables, would not exceed at any one time outstanding the equivalent of one million Dollars ($1,000,000); and

(iii)	Long-term Debt or Short-term Debt obtained to replace any existing Long-term Debt or, as the case may be, any Short-term Debt component of then outstanding Debt, but then only to the extent that such new Debt is on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Debt being replaced;
     (d) enter into any agreement or arrangement to lease any property or equipment of any kind, except leases with respect to which the aggregate lease payments do not exceed the equivalent of fifty thousand Dollars ($50,000) in any Financial Year;
     (e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction;
     (f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person;
     (g) create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except for:
(i)	the IFC Security;

(ii)	the naming of IFC as loss payee under the Borrower’s insurance policies;

(iii)	any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law, in each case if the obligation underlying any such Lien is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as:
(A)	those proceedings do not involve any substantial danger of the sale, forfeiture or loss of any part of the Plant, title thereto or any interest therein, nor interfere in any material respect with the use or disposition thereof or the implementation of the Project or the operation of the Plant or the carrying on of the business of the Borrower;

(B)	the Borrower has set aside adequate reserves sufficient to promptly pay in full any amounts that the Borrower may be ordered to pay on final determination of any such proceedings; and

(C)	upon any Lien arising from such assessment or judgement is discharged within thirty (30) days;
     (h) enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including, without limitation, transactions whereby the Borrower might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);
     (i) establish any sole and exclusive purchasing or sales agency;
     (j) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person;
     (k) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person;
     (l) form or have any Subsidiary;
     (m) make or permit to exist loans or advances to, or deposits (except commercial bank deposits in the ordinary course of business) with, other Persons or investments in any Person or enterprise other than short-term investment grade marketable securities acquired solely to give temporary employment to its idle funds;
     (n) change the Borrower’s Charter in any manner which would be inconsistent with the provisions of any Transaction Document;
     (o) change its Financial Year;
     (p) change the nature or scope of the Project or change the nature of its present or contemplated business or operations or engage in any business other than (i) the abstraction and treatment of water from Lake Gatun, (ii) the supply of potable water to IDAAN, and (iii) such other activities as contemplated under the Consession Contract;
     (q) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions related or otherwise. with an aggregate value in any Financial Year of not more than one hundred thousand Dollars ($100,000);
     (r) undertake or permit any merger, spin-off, consolidation or reorganization without the prior written consent of IFC which consent shall not be unreasonably withheld;
     (s) terminate, amend or grant any waiver with respect to any provision of the Concession Contract or any of the agreements listed in Section 5.01 (a) (Conditions of the Disbursement);
     (t) prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt unless:
(i)	that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced and such refinancing shall have no adverse impact on the seniority of the Loan or the IFC Security; or

(ii)	the Borrower gives IFC at least thirty (30) days advance notice of its intention to make the proposed prepayment and, if IFC so requires, the Borrower contemporaneously prepays a proportion of the Loan equivalent to the proportion of the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 3.07 (Prepayment) except that there shall be no minimum amount or advance notice period for that prepayment;
     (u) use the proceeds of any Disbursement in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country;
     (v) make (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Borrower further covenants that should IFC notify Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 4.01(r) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request; or

     (w) transfer, assign or otherwise dispose of all or any rights and privileges awarded pursuant to the Concession Contract or any Authorizations associated therewith except in accordance with the Security Documents.
     Section 6.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:
     (a) as soon as available but in any event within sixty (60) days after the end of each quarter of each Financial Year, deliver to IFC:
(i)	three (3) copies of the Borrower’s complete financial statements for such quarter prepared in accordance with the Accounting Principles;

(ii)	a report, which shall include the information set forth in Schedule 8, on the operations of the Plant, including any factors that have or could reasonably be expected to have a Material Adverse Effect; and

(iii)	a statement by the Borrower of all transactions during that quarter between the Borrower and each of its Affiliates, if any, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements;
     (b) as soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year, deliver to IFC:
(i)	three (3) copies of its complete and audited financial statements for that Financial Year (which are in agreement with its books of account and prepared, in accordance with the Accounting Principles, together with the Auditors’ audit report on them, all in form satisfactory to IFC;

(ii)	a management letter and such other communication from the Auditors commenting, with respect to that Financial Year, on, among other things, the adequacy of the Borrower’s financial control procedures, accounting systems and management information system;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements, the Borrower was in compliance with the covenants contained in Section 6.01(k) (Affirmative Covenants) and Section 6.02 (Negative Covenants) as of the end of that Financial Year or, as the case may be, detailing any non-compliance;

(iv)	a report by the Borrower (A) on its operations during that Financial Year, in the form of, and addressing the topics listed in, Schedule 9, (B) financial projections for a 12-month period for its income statement, balance sheet, cash flow and the Total Debt to Equity Ratio, Projected Long-term Debt Service Coverage Ratio, and Short-term Debt certified by the Borrower’s chief financial officer and (C) its annual budget; and

(v)	a statement by the Borrower of all transactions between the Borrower and each of its Affiliates, if any, during that Financial Year, and a certification by an Authorized Representative that those transactions were on the basis of arm’s-length arrangements;
     (c) deliver to IFC, within thirty (30) days following receipt; (i) a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower or its management in relation to the Borrower’s financial, accounting and other systems, management or accounts, if not provided pursuant to Section 6.03 (b) (ii); (ii) any relevant information on the status of the Concession Contract, including the status of any Authorizations, including, without limitation, governmental decrees or communications from the regulatory authorities proposing or agreeing changes to the Concession Contract or to any other of the concessions operated by IDAAN, or reports of any occurrence that may have a material adverse effect thereto;
     (d) within sixty (60) days after the end of each Financial Year, deliver to IFC an annual monitoring report in a form acceptable to IFC, confirming compliance with the applicable national or local requirements, the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, or, as the case may be, detailing any non-compliance together with the action being taken to ensure compliance;
     (e) as soon as possible but no later than three (3) days after its occurrence, notify IFC of.
(i)	any incident or accident which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Borrower is taking or plans to take to address those impacts; and keep IFC informed of the on-going implementation of those measures;

(ii)	any communications received from any Authority in respect of any non-compliance with the terms and the Concession Contract, impending termination of the Concession Contract or notification to terminate the Consession Contract;

(iii)	any proposed change in the nature or scope of the Project or the business or operations of the Borrower and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

(iv)	of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(v)	any fines imposed by IDAAN or any other Authority in the any Financial Year exceeding in the aggregate five thousand Dollars ($5,000);

(vi)	any matters referred to dispute resolution in respect of the Concession Contract, or any dispute with IDAAN regarding the setting of tariff, tariff adjustments or payments under the Payment Trust or Guarantee Trust, or any event adversely affecting the Payment Trust, or any failure to maintain the Guarantee Trust fully funded; and

(vii)	any event of force majeure affecting the performance of the parties to the Concession Contract;
     (f) give notice to IFC, concurrently with the Borrower’s notification to its shareholders, of any meeting (whether ordinary or extraordinary) of its shareholders, such notice to include the agenda of the meeting; and, as soon as available, deliver to IFC two (2) copies of:
(i)	all notices, reports and other communications of the Borrower to its shareholders, whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all shareholders’ meetings;
     (g) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;
     (h) provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04 (d) (Insurance); and
     (i) promptly provide to IFC such other information as IFC from time to time requests about the Borrower, its assets, the Plant, the Project or the Guarantor.
     Section 6.04. Insurance.
     (a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall:
(i)	insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex B and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(vi)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vii)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;
provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.
     (b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:
(i)	no policy can expire nor can it be canceled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least forty-five (45) days’ notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	IFC and all contractors working at the Plant site are named as additional named insured on all liability policies;

(iii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iv)	on every insurance policy on the Borrower’s assets and for business interruption or delayed start-up, IFC is named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of one hundred thousand Dollars ($100,000) or more;
     (c) Application of Proceeds.
(i)	At its discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this

Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 3.07 (Prepayment); provided that there shall be no minimum amount or notice period for any such prepayment.
(ii)	The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.
     (d) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:
(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of one hundred thousand Dollars ($100,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under Section 6.04 (b) (iv) (unless that policy has already been provided to IFC pursuant to Section 5.01(i));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC requests from time to time.
ARTICLE VII
Events of Default
     Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.
     Section 7.02. Events of Default. It shall be an Event of Default if:
     (a) the Borrower fails to pay when due any part of the principal of, or interest on, the Loan and such failure continues for a period of five (5) days;
     (b) the Borrower fails to pay when due any part of the principal of, or interest on, any loan from IFC to the Borrower other than the Loan and any such failure continues for the relevant period of grace provided for in the agreement providing for that loan;
     (c) the Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and IFC (other than for the payment of the principal of, or interest on, the Loan or any other loan from IFC to the Borrower), and any such failure continues for a period of thirty (30) days after the date of that failure:
     (d) any party to a Transaction Document (other than IFC or the Borrower) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date or in the case of any payment obligation to IFC arising thereunder, such payments failure continues for a period of five (5) days after the date of such payment failure, of that failure;
     (e) any representation or warranty made in Article IV or any other Transaction Document or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;
     (f) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or of its share capital, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;
     (g) a decree or order by a court is entered against the Borrower, the Guarantor, BIL (for purposes of (i) below) or BSL:
(i)	adjudging the Borrower, the Guarantor, BIL or BSL bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower, the Guarantor, or BSL under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, the Guarantor or BSL or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;
or any petition is filed seeking any of the above and is not dismissed within thirty (30) days;
     (h) the Borrower, the Guarantor, BIL or BSL:
(i)	requests a moratorium or suspension of payment of debts from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower, the Guarantor, BIL or BSL of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;
     (i) an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower, the Guarantor or BSL and is not discharged within thirty (30) days;
     (j) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02 (g) through and including Section 7.02 (i);
     (k) the Borrower fails to pay any of its Debt (other than the Loan or any other loan from IFC to the Borrower) or to perform any of its obligations under any agreement pursuant to which there is outstanding any Debt, and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand;
     (l) any Authorization necessary for the Borrower to perform and observe its obligations under any Transaction Document, or to carry out the Project, is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement;
     (m) any Security Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior written consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days during which period such repudiation or challenge has no effect;
     (n) any Transaction Document (other than a Security Document) or any of its provisions:
(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior written consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void;
     (o) any Transaction Document (other than a Security Document) is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective;
     (p) any Project Document
(i)	is breached by any party to it and such breach has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	is revoked, terminated or ceases to be in full force and effect without the prior written consent of IFC, or performance of any of the material obligations under any such agreement becomes unlawful or any such agreement is declared to be void or is repudiated or its validity or enforceability at any time is challenged by any party to it;
     (q) the Borrower fails to be in compliance with the Concession Contract or any Authorization issued or enforced by IDAAN or any Authority; or
     (r) any representation or warranty made by the Guarantor under the Guarantee and Share Retention Agreement or by BSL under the Security Documents is found to be incorrect in any material respect.
     Section 7.03. Bankruptcy. If the Borrower is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.
ARTICLE VIII
Miscellaneous
     Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC or any of the Participants into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.
     (b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof.
     (c) Unless otherwise notified to the Borrower by 1FC and without prejudice to the generality of Section 8.01 (b), the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC with respect to the Disbursement is expressly preserved.
     (d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.
     Section 8.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 6.03 (e)(iv) and Section 6.03 (g) (Reporting Requirements) and Section 8.05 (f), (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.
     For the Borrower:
Aguas de Panama S.A.
Planta Potabilizadora Laguna Alta
Via Hacia Rio Congo
Nuevo Emperador
Arraijan, Panama
Republic of Panamá
Facsimile: +507 248 9647
Attention: Derek Rubie

     For IFC:
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Facsimile: 202-974-4318
Attention: Director, Infrastructure Department
With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:
Facsimile: 202-974-4371.
     Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.
     (b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.
     Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.
     Section 8.05. Applicable Law and Jurisdiction.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
     (b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

     (c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.
     (d) The Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement.
     (e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement. The Borrower shall keep IFC advised of the identity and location of such agent.
     (f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.
     (g) Service in the manner provided in Sections 8.05(d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will he valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.
     (h) The Borrower irrevocably waives to the fullest extent permitted by applicable law.
(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.
     (i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other

Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.
     (j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.
     (k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05 (b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.
     Section 8.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower to:
(i)	its outside counsel, auditors and rating agencies,

(ii)	any Person with a participation in or who intends to purchase a participation in a portion of the Loan; and

(iii)	any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.
     (b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.
     Section 8.07. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.

     Section 8.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties hereto.
     Section 8.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.
     Section 8.10. Special Authorization. The parties hereby authorize Morgan & Morgan to protocolize this Agreement into a public deed and to register the same in the public registry of Panama.
     IN WITNESS WHEREOF, the parties have caused this Agreement to he signed in their respective names as of the date first above written.
AGUAS DE PANAMA S.A.
By: /s/ Grahame Sweetsur
Name: Grahame Sweetsur
Title : Director
INTERNATIONAL FINANCE CORPORATION
By: /s/ Usha Rao-Monari
Name: Usha Rao-Monari
Title : Manager

District of Columbia) ss:
I, Sylvia P. Adricula, have hereto subscribed my name and affixed my Notarial Seal for the signature of Grahame Sweetsur this 11th day of April, 2003.

/s/ Sylvia P. Adricula
Sylvia P. Adricula
My commission expires July 31, 2003

District of Columbia) ss:
I, Sylvia P. Adricula, the undersigned Notary Public acknowledge that Usha Rao-Monari, to me known and known by me to be Manager, Infrastructure Department of International Finance Corporation, executed the foregoing document in the name and on behalf of International Finance Corporation and acknowledged the signing thereof to be her voluntary act and deed.
     Washington, D.C. this 11th day of April, 2003.

/s/ Sylvia P. Adricula
Sylvia P. Adricula
My commissions expires July 31, 2003

ANNEX A

BORROWER/PROJECT AUTHORIZATIONS
(See Sections 4.01 (d) and 5.01 (e) of the Loan Agreement)
Section (1). Authorizations Already Obtained
(a)	Concession Contract (IDAAN)

(b)	Raw Water Abstraction Contract (ANAM)

(c)	Industrial License No. 1998-2759, dated 29 May 1998, issued by the Ministry of Commerce

(d)	Construction Permit No. 1756-00, dated December 7, 2000, issued by the Municipality of Arraijan (Water Treatment Plant)

(e)	Renovation of Construction Permit issued through Resolution No. 49, dated February 26, 2002, issued by the Municipality of Chorrera (Intake)

(f)	Operating License

(g)	Resolution No. IA-152-98, issued by the National Environmental Authority (ANAM) approving the Environmental Impact Study for the Laguna Alta water treatment plant.
Section (2). Authorizations to be Obtained Prior to Disbursement
(a)	Approval by the Board of Directors of IDAAN

(b)	Approval by the National Economic Council (Consejo National Económico —CENA)

(c)	Approval by the Cabinet Council (Consejo de Gabinete)

ANNEX A

(d)	IDAAN Consent

(e)	General Comptroller’s execution of the IDAAN Consent

Section (3).	Authorizations to be Obtained no Later than 12 months after the date of this Agreement
(a)	Obtainment of real estate rights (easement, concession, as applicable) over State owned property over which any improvements/equipment is located (intake, pipelines, etc.)

ANNEX B

INSURANCE REQUIREMENTS
(See Section 6.04 (a) of the Loan Agreement)
MINIMUM INSURANCE REQUIREMENTS
1.	ONGOING / OPERATIONAL PHASE
(a)	Fire and named perils or All risks, based on replacement cost of assets.

(b)	Machinery Breakdown

(c)	Business Interruption and / or Extra Expenses

(d)	Third Party Liability, including Products Liability, with a minimum loss limit of USD 3 Million
2.	AT ALL TIMES
     All insurances required by focal legislation.

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY
(See Section 1.01 and Section 5.01(m) of the Loan Agreement)
[Borrower’s Letterhead]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Infrastructure Department
Ladies and Gentlemen:
Certificate of Incumbency and Authority
     With reference to the Loan Agreement between us, dated [                    ] 2003 (the “Loan Agreement”), I, the undersigned [Chairman/Director] of [Name of Borrower], (the “Borrower”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom is, and will continue to be, authorized:
     (a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Section 3.02 of the Loan Agreement;
     (b) to sign the certifications provided for in Section 5.01 and Section 5.02 of the Loan Agreement; and

SCHEDULE 1

     (c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may he parties.

*Name	Office	Specimen Signature

     You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, are no longer so authorized.
Yours truly,
AGUAS DE PANAMA S.A.

By
[Chairman/Director]

*	Designations may he changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT
(See Section 3.02 and Section 5.02 of the Loan Agreement)
[Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Director, Infrastructure Department
Ladies and Gentlemen:
Investment No. 11740
Request for Loan Disbursement
1. Please refer to the Loan Agreement (the “Loan Agreement”) dated [                    ], 2003, between Aguas de Panama S.A. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. The Borrower irrevocably requests the disbursement on                     , (or as soon as practicable thereafter) of the amount of fifteen million Dollars ($15,000,000) under the Loan (the “Disbursement”) in accordance with the provisions of Section 3.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of Aguas de Panama, S.A. [Name of correspondent Bank], Account No.                      at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                      at [Name and address of Bank] in [city and country].
3. There is enclosed a signed but undated receipt for the amount of the Disbursement. The Borrower authorizes IFC to date such receipt with the date of actual disbursement by IFC.
4. For the purpose of Section 5.01 and Section 5.02 of the Loan Agreement, the Borrower certifies as follows:
     (a) no amendment has been made to the Borrower’s Charter since January 14, 2003;
     (b) no Event of Default and no Potential Event of Default has occurred and is continuing;
     (c) the proceeds of the Disbursement are at the date of this request needed by the Borrower for the purpose of the Project, or will be needed for such purpose within fifteen (15) days of such date;

SCHEDULE 2

     (d) since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;
     (e) since the date of the Loan Agreement the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred by the Borrower in accordance with Section 6.02 of the Loan Agreement);
     (f) the representations and warranties made in Article IV of the Loan Agreement are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date (but in the case of Section 4.01(c) of the Loan Agreement, without the words in parenthesis);
     (g) after giving effect to the Disbursement:
(i)	the Projected Long-term Debt Service Coverage Ratio will not be less than 1.2;

(ii)	the aggregate Short-term Debt of the Borrower will not exceed one million Dollars ($1,000,000); and

(iii)	the Borrower will be in full compliance with the terms and conditions of the Concession Contract and all applicable regulations of IDAAN and is expected to continue to be in full compliance therewith;
     (h) after giving effect to the Disbursement, the Borrower will not be in violation of:
(i)	the Borrower’s Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly, limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow; and
     (i) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;
     (j) the Borrower has designed, constructed and continues to operate (or to cause BIL to operate), maintain and monitor all of its sites and the Plant in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines; and
     (k) there has been no final judgment, order or arbitral award rendered against the Borrower or any of its properties that may have a Material Adverse Effect and no litigation is currently pending that may have a Material Adverse Effect.

SCHEDULE 2

     The above certifications are effective as of the date of this request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

SCHEDULE 2

Yours truly, AGUAS DE PANAMA S.A.
By
Authorized Representative

Copy to:	Manager, Financial Operations Unit International Finance Corporation

SCHEDULE 3

FORM OF LOAN DISBURSEMENT RECEIPT
(See Section 3.02 of the Loan Agreement)
[Borrower’s Letterhead]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America
Attention: Manager, Financial Operations Unit
Ladies and Gentlemen:
Investment No.11740
Disbursement Receipt (Loan)
     We, Aguas de Panama S.A., hereby acknowledge receipt on the date hereof, of the sum of fifteen million Dollars ($15,000,000) disbursed to us by International Finance Corporation (“IFC”) under the Loan of fifteen million Dollars ($15,000,000) provided for in the Loan Agreement dated [     ], 2003 between our company and International Finance Corporation. Of this sum, six million Dollars ($6,000,000) is an A Loan Disbursement and nine million Dollars ($9,000,000) is a B Loan Disbursement.

Yours truly, AGUAS DE PANAMA S.A.
By
Authorized Representative

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER
[Letterhead of Agent for Service of Process]
(See Section 5.01 (n) of the Loan Agreement)
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Infrastructure Department

Re:	Panama: Aguas de Panama S.A. IFC Investment No. 11740
Dear Sirs:
     Reference is made to (i) Section 8.05(d) of the Loan Agreement dated [                    ], 2003 (the “Loan Agreement”) between Aguas de Panama S.A. (the “Borrower”) and International Finance Corporation (“IFC”) and (ii) Section 7.03(d) of the Assignment and Security Agreement dated [                    ], 2003 (the “Assignment and Security Agreement”) between the Borrower and IFC.1’ Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.
     Pursuant to Section 8.05(d) of the Loan Agreement and Section 7.03(d) of the Assignment and Security Agreement, the Borrower has irrevocably designated and appointed the undersigned, CT Corporation System, with offices currently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement and the Assignment and Security Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.
     The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05(d) of the Loan Agreement and Section 7.03(d) of the Assignment and Security Agreement from [                    ], 20032 until April 15, 2013 and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the provisions of Section 8.05(d) of the Loan Agreement and Section 7.03(d) of the Assignment and Security Agreement and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

[1]	To be expanded to include any other NY law governed documents, as necessary.

[2]	Insert date of the Loan Agreement.

SCHEDULE 4

     As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05(d) of the Loan Agreement and Section 7.03(d) of the Assignment and Security Agreement.

Very truly yours, CT Corporation System
By
Title:

cc: Aguas de Panama S.A.

SCHEDULE 5

[INTENTIONALLY OMITTED]

SCHEDULE 6

FORM OF LETTER TO BORROWER’S AUDITORS
(See Section 5.01(1) and Section 6.01(e) of
the Loan Agreement)
[Borrower’s Letterhead]
[Date]
[NAME OF AUDITORS]
[ADDRESS]
Ladies and Gentlemen:
     We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and IFC dated [                    ], 2003 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.
     We authorize and request you to send three copies of the audited accounts of the undersigned company to IFC to enable us to satisfy our obligation to IFC under Section 6.03 (b) (i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.
     Please note that under Section 6.03 (b) (ii) and (iii) and Section 6.03 (c) of the Loan Agreement, we are obliged to provide IFC with:
     (a) a copy of the annual and any other management letter or other communication from you to the undersigned company or its management commenting on, among other things, the adequacy of the undersigned company’s financial control procedures and accounting and management information system; and
     (b) a report by you certifying that, based upon its audited financial statements, the undersigned company was in compliance with the financial covenants contained in Section 6.01(k) and Section 6.02 of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any non-compliance.
     Please also submit each such communication and report to IFC with the audited accounts.

SCHEDULE 6

     For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly, AGUAS DE PANAMA S.A.
By
Authorized Representative

Enclosure

cc:	Director Infrastructure Department International Finance Corporation 2121 Pennsylvania Avenue, N.W. Washington, D.C. 20433 United States of America

SCHEDULE 7

FORM OF BORROWER’S CERTIFICATION ON DISTRIBUTION OF
DIVIDENDS
(See Section 6.02 (a) of the Loan Agreement)
[Borrower’s Letterhead]
[Date]
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
Attention: Director, Infrastructure Department

Re:	Panama : Aguas de Panama S.A. IFC Investment #11740
Dear Sirs:
1. Please refer to the Loan Agreement (the “Loan Agreement”) dated [                                        ], 2003 between Aguas de Panama S.A. (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.
2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders in the aggregate amount of (                    ), such distribution to commence on or about                     . Pursuant to Section 6.02(a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:
(a)	the proposed distribution will be entirely out of retained earnings and such retained earnings do not include any amount resulting from the revaluation of any of the Borrower’s assets;

(b)	no Event of Default or Potential Event of Default has occurred and is continuing;

(c)	after giving effect to the proposed distribution:
(i)	the aggregate Short-term Debt of the Borrower is less than one million Dollars ($1,000,000)

(ii)	the Total Debt to Equity Ratio would he less than 1.2; and

(iii)	the Projected Long-term Debt Service Coverage Ratio for the four financial quarters following such distribution would not be less than 1.2;

SCHEDULE 7

3. The Borrower undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly, AGUAS DE PANAMA S.A.
By
Authorized Representative

SCHEDULE 8

INFORMATION TO BE INCLUDED IN QUARTERLY PROGRESS REPORT
RE: OPERATION OF THE PLANT
(See Section 6.03 (a) (ii) of the Loan Agreement)
For the Borrower:
1.	Operating Statistics,
a.	MGD produced during the period under review

b.	MGD sold during the period under review

c.	Tariffs charged to IDAAN during the period under review

d.	Discussion of any proposed or expected changes in tariffs charged to IDAAN

e.	Discussion of any major factors affecting operations during the period under review
2.	Financial Performance.
a.	Discussion of major factors affecting the quarter’s financial results, operating and financial expenses, profit margins, capacity utilization, capital expenditures, etc.

b.	Key financial ratios for the quarter
3.	Shareholdings. Information on significant changes in share ownership of Borrower, the reasons for such changes, and the identity of major new shareholders
For the Guarantor:
a.	Financial Performance.
a.	Discussion of major factors affecting the quarter’s financial results, operating and financial expenses, profit margins, acquisition program, investments, etc.

b.	Key financial ratios for the quarter
b.	Shareholdings. Information on significant changes in share ownership of the Guarantor [or its subsidiaries or downstream affiliates], the reasons for such changes, and the identity of major new shareholders
General:
1.	Report (if such information is available) on any material changes in local conditions, including government policy changes, that directly affect the Borrower or the Guarantor [or any of the Borrower’s subsidiaries or downstream Affiliates] (e.g. changes in government economic strategy, IDAAN’s investment program, taxation, foreign exchange convertibility, price controls, and other areas of regulations)

2.	Corporate Strategy. Description of any changes to the corporate or operational strategy of the Borrower or the Guarantor.

SCHEDULE 9

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF
OPERATIONS
See Section 6.03 (b) (iv) of the Loan Agreement)
(1)	Sponsors and Shareholdings. Information on significant changes in share ownership of Borrower, the reasons for such changes, and the identity of major new shareholders.

(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrower (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations).

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrower, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and degree of competition.

SCHEDULE 9

(6)	Operating Performance. Discussion of major factors affecting the year’s financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.